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                     October 17, 2023

       Kenneth Stillwell
       Chief Financial Officer
       Pegasystems Inc.
       One Main Street
       Cambridge, MA 02142

                                                        Re: Pegasystems Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 15,
2023
                                                            Form 10-Q for the
Three Months Ended June 30, 2023
                                                            Filed July 26, 2023
                                                            File no. 001-11859

       Dear Kenneth Stillwell:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Efstathios Kouninis